Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177
CLASS A SHARES

STATEMENT OF CHANGES IN NET ASSET VALUE

		UNITS	DOLLARS	PER UNIT
Beginning Net Asset Value	1/31/2009	635,291.37	$73,995,200	$116.47
Net Income (Loss)		635,291.37	(916,961)	(1.44)
Additional Units Sold		-	-	-
Cost of Redeemed Units		(5,624.62)	(646,885)	-
Ending Net Asset Value	2/28/2009	629,666.74	$72,431,354	$115.03

STATEMENT OF OPERATIONS

Income (Loss)
Realized Gain (Loss) from Closed Positions	(217,028)
Change in Unrealized Gain (Loss) on Open Positions	(254,429)
Interest Income	9,127
Foreign Currency Transaction Gain (Loss)	7,684
Total Income (Loss)	$(454,646)

Expenses
Brokerage Expenses	232,956
Advisory Incentive Fees	54
Management Fees	108,004
Ongoing, Offering, and Administrative Expenses	121,301

	Total Expenses	462,315

	Net Income (Loss)	$(916,961)

To the best of my knowledge and belief, the information contained herein is accurate and complete
/s/ Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER MAY 31, 2009

CLASS B SHARES

STATEMENT OF CHANGES IN NET ASSET VALUE

		UNITS	DOLLARS	PER UNIT
Beginning Net Asset Value	1/31/2009	8,884.20	$1,036,541	$116.67
Net Income (Loss)		8,884.20	(11,130)	(1.25)
Additional Units Sold		-	-	-
Cost of Redeemed Units		(113.68)	(13,226)	-
Ending Net Asset Value	2/28/2009	8,770.52	$1,012,185	$115.42

STATEMENT OF OPERATIONS

Income (Loss)
Realized Gain (Loss) from Closed Positions	(3,040)
Change in Unrealized Gain (Loss) on Open Positions	(3,564)
Interest Income	128
Foreign Currency Transaction Gain (Loss)	108
Total Income (Loss)	$(6,368)

Expenses
Brokerage Expenses	1,549
Advisory Incentive Fees	1
Management Fees	1,513
Ongoing, Offering, and Administrative Expenses	1,699
Total Expenses		4,762

Net Income (Loss)		$(11,130)

To the best of my knowledge and belief, the information contained herein is accurate and complete
/s/ Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER MAY 31, 2009